Exhibit 99.1

Hepion Pharmaceuticals Successfully Advances to Next Dosing Level in Ongoing Multiple Ascending Dose Clinical Study of CRV431

EDISON, N.J., December 10, 2019 - Hepion Pharmaceuticals, Inc. (NASDAQ:HEPA), a biopharmaceutical company focused on the development of therapeutic drugs for the treatment of liver disease arising from non-alcoholic steatohepatitis (“NASH”), today announced the successful advancement to the next higher dose in its ongoing clinical trial of CRV431, a Phase 1 multiple ascending dose (“MAD”) study.

The open-label MAD study was initiated in the third quarter of 2019 to assess safety, tolerability and pharmacokinetics of CRV431 in healthy volunteers. The study is designed to examine doses of 75 mg, 150 mg, 225 mg and 300 mg, with the potential to assess higher doses, where CRV431 is administered orally, once daily for 28 days.

Data are reviewed by a Clinical Trial Management team between each successive increase in dosing levels. The team’s review of the 75 mg cohort data showed this dosing level to be safe and well tolerated, which authorized escalation to the next dosing level of 150 mg daily for 28 days. In addition to studying the safety, tolerability, and exposure after dosing of CRV431, the maximum tolerated dose in humans will be determined.

“As we proceed to the next dosing level, we will continue to monitor blood concentrations of CRV431, and all markers of safety,” said Dr. Stephen Harrison, Hepion’s Consultant Medical Director. “The data generated from this trial is expected to guide further development of CRV431 for the treatment of NASH, with plans to initiate Phase 2 clinical studies in the first half of 2020.”

About Hepion Pharmaceuticals

Hepion Pharmaceuticals is a clinical stage biopharmaceutical company focused on the development of targeted therapies for liver disease arising from non-alcoholic steatohepatitis (NASH) and other types of hepatitis. The Company’s lead drug candidate, CRV431, reduces liver fibrosis and hepatocellular carcinoma tumor burden in experimental models of NASH. Preclinical studies also have demonstrated antiviral activities towards HBV, HCV, and HDV through several mechanisms. These diverse therapeutic activities result from CRV431’s potent inhibition of cyclophilins, which are involved in many disease processes. Currently in clinical phase development, CRV431 shows potential to play an important role in the overall treatment of liver disease - from triggering events through to end-stage disease.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated,” and “intend,” among others. These forward-looking statements are based on Hepion Pharmaceuticals’ current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties with respect to lengthy and expensive clinical trials, that results of earlier studies and trials may not be predictive of future trial results; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any drug candidates under development, there are significant risks in the development, regulatory approval, and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful, or that any product will receive regulatory approval for any indication or prove to be commercially successful. Hepion Pharmaceuticals does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in Hepion Pharmaceuticals’ Form 10-K for the year ended December 31, 2018 and other periodic reports filed with the Securities and Exchange Commission.

For further information, please contact:

Stephen Kilmer

Hepion Pharmaceuticals Investor Relations

Direct: (646) 274-3580

skilmer@hepionpharma.com